UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2010

American Wagering, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-20685	88-0344658
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

675 Grier Drive, Las Vegas, Nevada	89119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 735-0101

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02.              Unregistered Sale of Equity Securities.

Loan Agreement

On June 22, 2010, American Wagering, Inc. (the “Company”) entered into a Loan Agreement (the “Loan Agreement”) with Alpine Advisors LLC (“Alpine”) whereby Alpine made available to the Company a $500,000 loan facility (the “Loan”).  Proceeds from the Loan will be used, in part, to refinance the Company’s $195,000 Secured Promissory Note with Alpine dated June 11, 2010.

Through July 30, 2010, the Company can request loans from Alpine in the principal amount of $100,000 or whole multiples of $100,000.  The maturity date of the Loan is June 10, 2011 (the “Maturity Date”), and the unpaid principal balance of the Loan will bear interest at an annual rate of 15% through the Maturity Date.  Interest only shall be due and payable monthly on the first day of each month.  If an Event of Default (as defined in the Loan Agreement) occurs, then until the Event of Default is cured, the outstanding principal balance of the Loan shall bear interest at an annual rate of 22.0%.  The accrued and unpaid default interest shall be payable on demand or, in the absence of a demand, monthly on the first day of each month.

Borrower Pledge Agreement

In connection with the Loan Agreement, the Company entered into a Borrower Pledge Agreement, dated June 22, 2010, with Alpine to secure the Company’s obligations under the Loan Agreement.  The pledged collateral for the Loan includes (i) all right, title and interest of the Company (whether now or in the future) in (x) shares or other equity interests in the Company’s wholly-owned subsidiary, Computerized Bookmaking Systems, Inc. (“CBS”), or any warrants to purchase or depositary shares or other rights in respect of any such interests, and (y) all shares of stock, certificates, instruments or other documents evidencing or representing the same; (ii) all right, title and interest of the Company in and to all present and future payments, proceeds, dividends, distributions, instruments, compensation, property, assets, interests and rights in connection with or related to the collateral listed in clause (i), and all monies due or to become due and payable to the Company in connection with or related to such collateral or otherwise paid, issued or distributed from time to time in respect of or in exchange therefor, and any certificate, instrument or other document evidencing or representing the same (including, without limitation, all proceeds of dissolution or liquidation); and (iii) all proceeds the foregoing.

CBS Security Agreement

In connection with the Loan Agreement, CBS entered into a CBS Security Agreement, dated June 22, 2010 (the “Security Agreement”), with Alpine to secure the Company’s obligations under the Loan Agreement.

Pursuant to the Security Agreement, CBS granted Alpine a first priority and exclusive lien upon (i)  all of CBS’s right, title, and interest in and to all present and future (x) accounts, accounts receivable, and other receivables of CBS, arising out of or in connection with the sale or lease of goods by CBS, the rendering of services by CBS, and the licensing of software or other intellectual property by CBS, whether or not earned by performance; (ii) chattel paper (whether tangible or electronic) arising out of or in connection with the sale or lease of goods by CBS, the rendering of services by CBS, and the licensing of software or other intellectual property by CBS; (iii) all contract rights, all purchase orders, contracts or other agreements relating to the sale, lease and/or maintenance of equipment or the license and/or maintenance of software, and all other contracts evidencing, securing or otherwise relating to any of the foregoing; (iv) all books and records and other general intangibles relating to or in connection with the foregoing; (v) all supporting obligations relating to any of the foregoing; (vi) all deposit accounts; and (vii) all proceeds of all of the foregoing.

Amended and Restated Warrant

In connection with the Loan Agreement, the Company issued an amended and restated warrant, dated June 11, 2010 (the “Amended and Restated Warrant”), to Alpine for the purchase of 600,000 shares of the Company’s common stock at an exercise price of $0.22 per share.  The Amended and Restated Warrant was issued in reliance on Section 4(2) and Regulation D of the Securities Act of 1933, as amended.

The Amended and Restated Warrant amends and restates in its entirety that certain warrant to purchase common stock of the Company dated June 11, 2010 (the “Original Warrant”) except the issuance date remains June 11, 2010.  Subject to adjustment as provided in the Amended and Restated Warrant, the holder of the Amended and Restated Warrant will be entitled to acquire from the Company, in whole or in part, up to an aggregate of 600,000 fully paid and nonassessable shares of the Company’s common stock.  The Amended and Restated Warrant is exercisable, in whole or in part by the holder, at any time until 5:00 p.m., Pacific Standard Time, June 11, 2015.

The Company also granted to Alpine demand registration rights on or after June 11, 2012 and piggy-back registration rights with respect to the Company’s common stock issued or issuable to Alpine with respect to the Amended and Restated Warrant.  A representative of Alpine shall also be entitled to observe all meetings of the Company’s Board of Directors (the “Board”).  Upon an Event of Default under the Loan Agreement, Alpine also has the right to demand that the Board be expanded from five directors to seven directors and to appoint persons to fill the two vacancies on the Board.  These observation and appointment rights shall terminate when the Company’s obligations under the Loan Agreement have been satisfied and the Loan Agreement is terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN WAGERING, INC.
(Registrant)

Date: June 28, 2010
	By:	/s/ Victor Salerno
Victor Salerno
	Its:	Chief Executive Officer and President